UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MICREL, INCORPORATED

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

The following is the text of a press release issued by Micrel, Incorporated on April 24, 2008:

Contact: Richard Crowley

Micrel, Incorporated

2180 Fortune Drive

San Jose, CA 95131

Phone: (408) 944-0800

Press Release

MICREL REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Highest quarterly booking level in two years; strong book-to-bill ratio above one

•	Revenues of $66.1 million increased 5% year-over-year and over 2% sequentially

•	Revenues were 3% above the high end of guidance

•	Gross margin increased sequentially to 56.5%

•	GAAP earnings per diluted share of $0.12; Non-GAAP earnings per diluted share of $0.13

•	Quarterly dividend increased to $0.035 per share

San Jose, CA, April 24, 2008 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the first quarter ending March 31, 2008.

First quarter revenues of $66.1 million increased 2% sequentially compared to fourth quarter 2007 revenues of $64.6 million and increased 5% compared to revenues of $63.1 million recorded in the year-ago period. The increase in revenues was primarily due to stronger demand from the wire line communications, digital TV, industrial and voice-over-IP end markets.

First quarter GAAP net income was $8.4 million, or $0.12 per diluted share. This compares with fourth quarter 2007 GAAP net income of $8.4 million, or $0.11 per diluted share, and GAAP net income of $17.9 million or $0.23 per diluted share in the year ago period. Included in last year’s first quarter 2007 net income was a one-time $15.5 million pre-tax gain associated with a legal settlement, which after income taxes, was equivalent to $0.13 per diluted share.

First quarter 2008 non-GAAP net income was $9.1 million or $0.13 per diluted share. This compares to non-GAAP net income of $9.4 million, or $0.12 per diluted share in the previous quarter and $9.5 million, or $0.12 per diluted share in the first quarter of 2007. Non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income and expense items, restructuring expense and income, other income related to litigation settlements and their related tax effects. A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.

“We are encouraged by the increased customer demand for Micrel’s products in the first quarter which enabled the Company to record its highest level of quarterly revenues in the past eighteen months,” stated Ray Zinn, president and CEO of Micrel. “First quarter order rates rebounded from fourth quarter levels across all geographies and sales channels resulting in a book-to-bill ratio well above one. Gross margin and diluted earnings per share also increased on a sequential basis and our investment in research and development continued to generate a growing number of new, high performance products. We continued to be focused on increasing shareholder value through our stock repurchase program and quarterly dividend payment. Micrel spent $17 million to repurchase 2.6 million shares of common stock during the first quarter and beginning this quarter, increased the quarterly dividend to $0.035 per common share to shareholders of record as of May 6, 2008.”

During the first quarter, the Company became engaged in its first proxy contest since going public in 1994 with a small activist hedge fund. Micrel believes this activist hedge fund is seeking to force consolidation in the semiconductor industry and has picked Micrel as its first target. This activist hedge fund is attempting to throw out Micrel’s highly qualified and dedicated Board of Directors and insert their own inexperienced nominees, whose sole strategy is to sell Micrel in the face of the most challenging market conditions the industry has seen in years. Micrel’s Board is pleased with the encouragement it is getting from the Company’s shareholders and believes this support is going to be helpful, together with the commitment of Messrs. Zinn and Muller, to oppose the hedge fund’s proxy proposals. This issue resulted in Micrel incurring an incremental $350,000 of operating expenses during the first quarter.

“The diversion of resources required to engage in this proxy contest, including incremental expenses and management’s time and energy, are significant and counterproductive,” stated Ray Zinn. “We are very focused on the bottom line and I am dismayed that we have to spend the Company’s hard-earned money in this manner when it could be better utilized to grow the business.”

Outlook

Based on increased order rates, the Company’s beginning second quarter backlog is higher than at the same time in the first quarter. For the second quarter of 2008, the Company estimates revenues will increase by 2% to 7% compared to the first quarter. To achieve the high end of the projected revenue range requires approximately 50% turns-fill, which is 10% less than was recorded in the first quarter. The Company estimates that GAAP earnings per diluted share will be approximately $0.10 to $0.11 after taking into account expenses associated with the ongoing proxy contest, which are projected to reduce second quarter GAAP earnings by two to three cents per share.

Zinn concluded, “In spite of an uncertain economic environment, Micrel is getting off to a good start in 2008 with a strong first quarter, which is usually a seasonally weaker period for the Company. We are excited about our prospects for the second quarter and the remainder of the year.”

Dividend

The Company announced today that Micrel’s Board of Directors has authorized an increase in the Company’s quarterly cash dividend to $0.035 per share of common stock. The payment of this dividend will be made on May 22, 2008 to shareholders of record as of May 6, 2008.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) on April 24, 2008. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of the first quarter 2008 financial results, discuss current business conditions and then respond to questions. The call is available, live, to any interested party on a listen only basis by dialing (866) 214-7077. For international callers, please dial (416) 915-9608. Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. An audio replay of the conference call will be available through May 1, 2008, by dialing (719) 457-0820 or (888) 203-1112 and entering access code number 4916346. The webcast replay will also be available on the Company’s website at: www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, net income, earnings per share, customer demand, booking levels, turns-fill requirements, and customer order patterns; expectations regarding repurchase of the Company’s common stock, payment of future dividends, expectations about expenses related to the Company’s ongoing proxy contest, and the nature of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results. The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation. In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share. These non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income and expense items, restructuring expense and income, other income related to litigation settlements and their related tax effects. Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items. The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented in accordance with GAAP. It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Micrel, Incorporated has filed a definitive proxy statement with the SEC in connection with the special meeting of shareholders and prior to the special meeting will mail the proxy statement to shareholders along with a WHITE proxy card. Micrel, Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Micrel, Incorporated in connection with the special meeting. Information regarding the interests of these directors and executive officers in connection with the matters to be voted on at the special meeting is included in the definitive proxy statement filed by Micrel, Incorporated in connection with the special meeting. Micrel, Incorporated has filed and may file other solicitation materials. In addition, Micrel, Incorporated files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Micrel, Incorporated at www.micrel.com. In addition, information about the proxy solicitation or additional information about the special meeting of shareholders may be obtained by calling MacKenzie Partners, Inc. toll free at 1-800-322-2885 or e-mailing micrelproxy@mackenziepartners.com.You may also visit www.votemicrel.com for additional information. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

About Micrel

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.

For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California, 95131, (408) 944-0800; or visit the Company’s website at: http://www.micrel.com.

-Financial Tables to Follow-

MICREL, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Net revenues	$66,052	$64,569	$63,113
Cost of revenues(1)	28,761	28,512	26,426

Gross profit	37,291	36,057	36,687

Operating expenses:
Research and development(1)	14,126	13,400	13,252
Selling, general and administrative(1)	12,256	10,917	12,137
Restructuring expense (income)	(842)	28	44

Total operating expenses	25,540	24,345	25,433

Income from operations	11,751	11,712	11,254
Other income (expense):
Interest income	1,002	1,500	1,501
Interest expense	83	(10)	(152)
Other income	11	10	15,514

Total other income	1,096	1,500	16,863

Income before income taxes	12,847	13,212	28,117
Provision for income taxes	4,458	4,793	10,249

Net income	$8,389	$8,419	$17,868

Net income per share:
Basic	$0.12	$0.11	$0.23

Diluted	$0.12	$0.11	$0.23

Shares used in computing per share amounts:
Basic	72,266	75,248	77,738

Diluted	72,310	75,432	78,750

(1) Includes amortization of stock-based compensation as follows:
Cost of revenues	$233	$308	$302
Research and development	604	452	479
Selling, general and administrative	652	408	489

MICREL, INCORPORATED

SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
GAAP Net income	$8,389	$8,419	$17,868
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	233	308	302
Research and development	604	452	479
Selling, general and administrative	652	408	489
Restructuring expense (income)	(842)	28	44
Other non-operating income—Litigation Settlement	—	—	(15,514)
Tax effect of adjustment to GAAP income	25	(202)	5,800

Total Adjustments to GAAP Net Income	672	994	(8,400)

Non-GAAP income(2)	$9,061	$9,413	$9,468

Non-GAAP shares used in computing non-GAAP income per share (in thousands):
Basic	72,266	75,248	77,738

Diluted (1)	72,327	75,405	78,462

GAAP income per share—Basic	$0.12	$0.11	$0.23
Total Adjustments to GAAP Net Income	$0.01	$0.02	$(0.11)

Non-GAAP income per share—Basic	$0.13	$0.13	$0.12

GAAP income per share—Diluted	$0.12	$0.11	$0.23
Total Adjustments to GAAP Net Income	$0.01	$0.01	$(0.11)

Non-GAAP income per share—Diluted(2)	$0.13	$0.12	$0.12

(1)	Non-GAAP shares have been adjusted from diluted outstanding shares calculated under FAS123R.

(2)	Non-GAAP results were reached by excluding revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income or expense items, restructuring expenses or income, other income related to litigation settlements and their related tax-effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company’s on-going operating performance after exclusion of these items.

MICREL, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$78,519	$91,127
Accounts receivable, net	33,689	29,614
Inventories	34,869	35,660
Income taxes receivable	235	3,426
Deferred income taxes	18,960	19,387
Other current assets	2,427	3,604

Total current assets	168,699	182,818

LONG-TERM INVESTMENTS	14,723	16,552
PROPERTY, PLANT AND EQUIPMENT, NET	81,784	82,585
INTANGIBLE ASSETS, NET	2,604	3,026
DEFERRED INCOME TAXES	9,945	9,286
OTHER ASSETS	427	478

TOTAL	$278,182	$294,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,190	$18,010
Deferred income on shipments to distributors	20,593	20,238
Other current liabilities	9,642	14,097

Total current liabilities	45,425	52,345
LONG-TERM TAXES PAYABLE	3,442	2,814
OTHER LONG-TERM OBLIGATIONS	325	335

TOTAL SHAREHOLDERS’ EQUITY	228,990	239,251

TOTAL	$278,182	$294,745